EXHIBIT 21 -- SUBSIDIARIES

CHECK TECHNOLOGY CORPORATION AND SUBSIDIARIES

The Company's subsidiaries, all of which are wholly-owned, are as follows:


         Check Technology Limited

         Check Technology France S.A.

         Check Technology Pty Limited

         GTI Holdings

         GTI Ventures






                                          43